Exhibit 99.1

FOR IMMEDIATE RELEASE

BankGuam Holding Declares First Quarter Dividends

February 29, 2012, Hagatna, Guam – The Board of Directors of BankGuam Holding Company at their regular meeting held February 27, 2012 authorized the payment of common stock dividends for the first quarter ending March 30, 2012, at $.1250 per share.

The first quarter payment of the regular dividends will be for common stock shareholders of record as of March 15, 2012. Such dividends will be paid on the quarter ending March 30, 2012.

For more information, please contact William D. Leon Guerrero at (671) 472-5273.